Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

iSatori, Inc. Announces Definitive Merger Plans with

Fit Life Brands, Inc. to Create World-Class

Branded Supplements Company

Strategic combination will create a formidable company, custodian of multiple premium supplement brands, using strong sales channel discipline, backed by seasoned professional management. Combined company anticipates annual revenue of more than $30-million, a stronger balance sheet, access to customers across all channels of distribution, including presence in 10 additional countries, and is expected to retain a team of key leading professional brand development and operational management.

GOLDEN, CO--(Marketwired - May 19, 2015) - iSatori, Inc. (IFIT), an emerging leader in the development and marketing of scientifically engineered nutritional supplements for healthier lifestyles, under the iSatori (www.isatori.com), BioGenetic Laboratories (www.BioGeneticLabs.com), and Energize (www.TryEnergize.com) brands, today announced that they have entered into a definitive merger agreement with Fit Life Brands, Inc. (OTCBB: FTLF).

As a result of the merger plans, pursuant to which iSatori’s stockholders and the holders of its options and warrants, in the aggregate, will receive .3000 shares of Fit Life Brand common stock, representing approximately 32.4% ownership of the outstanding shares of common stock of the combined entity on a fully diluted basis, for every share of iSatori common stock. The newly combined company will be called “Fit Life Brands.”

Stephen Adele, founder, CEO, and President of iSatori, Inc. (www.isatori.com), commented on this recent development, “Our merger with Fit Life Brands completes an important milestone of bringing us one major step forward in our goal of becoming the largest publicly traded nutritional supplements provider in our industry. This merger allows iSatori access to increased distribution, potential growth capital and enhanced liquidity, and professional brand management, furthering the growth and development of our brands, and importantly, furthering the interests of the IFIT shareholders. The partnership, which we have formed with Fit Life Brands’ management, certainly strengthens our future of which we are proud and excited.”

John Wilson, CEO of Fit Life Brands, Inc. (www.fitlifebrands.com) augmented Mr. Adele's comments, noting, “We are excited about the opportunity to merge with iSatori, in what we believe is a great strategic fit for both companies.  In iSatori, we have a company that fits within all four of our stated M&A criteria:  an established retail brand with a great reputation and solid revenue base, a strong management team with deep industry knowledge and experience, incremental distribution channels, and patent-pending intellectual property.  The merger will create a leading combined company that will benefit greatly from increased economies of scale and scope.”

The Merger is subject to the approval of iSatori’s shareholders as well as the Securities and Exchange Commission declaring effective a registration statement registering for resale the shares of Fit Life Brands common stock being exchanged for shares of iSatori common stock.

FitLife Brands is a marketer and manufacturer of innovative and proprietary nutritional supplements for health-conscious consumers. FitLife markets over 50 different dietary supplements to promote sports nutrition, improved performance, weight loss, and general health primarily through domestic and international GNC® franchise locations. FitLife is headquartered in Omaha, Nebraska. Their premium supplement brands are marketed under the brand names NDS Nutrition Products™ ("NDS") (www.ndsnutrition.com), PMD® (www.pmdsports.com), SirenLabs® (www.sirenlabs.com), and CoreActive® (www.coreactivenutrition.com). For more information, please visit their website at www.fitlifebrands.com.

FORWARD-LOOKING STATEMENTS

Certain statements in this communication regarding the proposed merger of iSatori with and into Fit Life Brands, including any statements regarding the expected timetable for completing the transaction, benefits and synergies of the transaction, future opportunities for the combined company and products, and any other statements regarding Fit Life Brands’ and iSatori’s future expectations, beliefs, plans, objectives, financial conditions, assumptions or future events or performance that are not historical facts are forward-looking statements. These statements are often, but not always, made through the use of words or phrases such as “may”, “believe,” “anticipate,” “could”, “should,” “intend,” “plan,” “will,” “aim(s),” “can,” “would,” “expect(s),” “estimate(s),” “project(s),” “forecast(s)”, “positioned,” “approximately,” “potential,” “goal,” “pro forma,” “strategy,” “outlook” and similar expressions. All such forward-looking statements involve estimates and assumptions that are subject to risks, uncertainties, and other factors that could cause actual results to differ materially from the results expressed or implied in this communication. These statements are based on management’s current expectations and/or beliefs and assumptions that management considers reasonable, which assumptions may or may not prove correct.

Among the key factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements are the following: (i) the expected timeframe for completing the merger described herein (the “Merger”) and the transactions contemplated thereby; (ii) the occurrence of any event, change, or other circumstances that could give rise to the termination of the merger agreement described herein (the “Merger Agreement”); (iii) the risk that one or more of the conditions to closing of the Merger may not be satisfied, including, without limitation, the effectiveness of the registration statement to be filed with the SEC, the approval of the Merger by iSatori’s stockholders, the consummation of the reorganization of Fit Life Brands or regulatory approvals necessary for such reorganization or the listing of the combined company’s common stock on the NYSE MKT; (iv) the risk of disruptions to current plans and operations, increased operating costs and the potential difficulties in maintaining customer, supplier, employee, operational and strategic relationships as a result of the announcement and consummation of the Merger or otherwise; (v) adverse results in any legal proceedings that may be instituted against iSatori, Fit Life Brands, their respective affiliates or others following announcement of the Merger Agreement and transactions contemplated thereby; (vi) the risk that unexpected costs will be incurred in connection with the Merger; (vii) the risk that the projected value creation and efficiencies from the Merger will not be realized, or will not be realized within the anticipated time period; (viii) Fit Life Brands’ ability to promptly, efficiently and effectively integrate iSatori’s operations into those of the combined company; (ix) the lack of a public market for shares of Fit Life Brands’ common stock and the possibility that a market for such shares may not develop; (x) working capital needs; (xi) continued compliance with government regulations; (xii) labor practices; (xiii) the combined company’s ability to achieve increased market acceptance for its product and service offerings and penetrate new markets; and (xiv) the possibility that ISatori or Fit Life Brands may be adversely affected by other economic, business and/or competitive factors, including rapidly changing customer preferences and trends.

Additional information concerning these and other factors can be found in iSatori’s filings with the SEC, including iSatori’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K and in the Registration Statement on Form S-4 filed by Fit Life Brands in connection with the proposed transaction. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Fit Life Brands and iSatori are under no obligation to, and expressly disclaim any obligation to, update or alter any forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise, except as required by applicable law.

A registration statement on Form S-4 related to the proposed transaction will be filed with the SEC. The securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. Investors are urged to read the registration statement and other relevant documents filed with the SEC when they become available.

ADDITIONAL INFORMATION AND WHERE YOU CAN FIND IT

In connection with the proposed transaction between iSatori and Fit Life Brands, iSatori and Fit Life Brands have filed and intend to continue to file relevant materials with the SEC, including a Registration Statement on Form S-4 that includes a preliminary proxy statement of ISatori and also constitutes a preliminary prospectus of Fit Life Brands. A definitive proxy statement/prospectus will be mailed to iSatori’s stockholders when the registration statement has become effective. Fit Life Brands and iSatori will each also file other documents regarding the proposed transaction with the SEC. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS THAT WILL BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT ISATORI, FIT LIFE BRANDS AND THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain free copies of the registration statement and the proxy statement/prospectus (when they become available) and other documents filed with the SEC (when they become available) by Fit Life Brands or iSatori through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by iSatori will be available free of charge on iSatori’s website at http://www.iSatori.com/or by contacting Andrea Clem, EVP, Finance & Corporate Controller, iSatori, Inc., at 15000 W. 6th Ave. #202, Golden, Colorado 80401 USA or by email at aclem@iSatori.com. Copies of documents filed with the SEC by Fit Life Brands will also be available free of charge on Fit Life Brands’ website at http://www.FitLifeBrands.com/ or by contacting Attn.: Mike Abrams, CFO, Fit Life Brands, Inc. 4509 S. 143rd Street, Suite #1, Omaha, Nebraska 68137 USA or by email at mabrams@fitlifebrands.com.

PARTICIPANTS IN SOLICITATION

This communication is not a solicitation of a proxy from any investor or security holder. However, iSatori, Fit Life Brands, their respective directors, and certain of their respective executive officers may be deemed participants in the solicitation of proxies in connection with the proposed transaction under the rules of the SEC. INFORMATION REGARDING THE PARTICIPANTS IN THE PROXY SOLICITATIONS, INCLUDING ISATORI’S AND FIT LIFE BRANDS’S DIRECTORS AND EXECUTIVE OFFICERS, AND A MORE COMPLETE DESCRIPTION OF THEIR DIRECT AND INDIRECT INTERESTS IN THE PROPOSED TRANSACTION, BY SECURITY HOLDINGS OR OTHERWISE, WILL BE CONTAINED IN THE PROXY STATEMENT/PROSPECTUS AND OTHER RELEVANT MATERIALS FILED BY ISATORI AND FIT LIFE BRANDS WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION. These documents can be obtained free of charge from the respective sources indicated above.

NON-SOLICITATION

This communication does not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities of Fit Life Brands or iSatori, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended (the “Securities Act”), or as otherwise permitted under the Securities Act or the rules promulgated thereunder. This communication does not constitute the solicitation of any vote or approval.

About iSatori, Inc.

iSatori is a consumer products firm that develops and sells scientifically engineered nutritional products through online marketing, Fortune 500 retailers, and thousands of retail stores around the world. The Company is headquartered in Golden, Colorado, and its common stock trades on the OTCQB under the symbol "IFIT." More information about the Company is available at www.isatori.com.

Investor Relations Contact for iSatori, Inc.

Self & Associates
Trudy M. Self
Investor Relations
909.336.5685
Email contact